                                                                      EXHIBIT 12
         Computation of Ratio of Earnings to Combined Fixed Charges and
                            Preferred Stock Dividends
                             (Dollars in thousands)

                                                          Three Months ended June 30,                   Six Months ended June 30,
                                                          ---------------------------                   -------------------------
                                                          2000                 1999                    2000                 1999
                                                          ----                 ----                    ----                 ----
      Net income before extraordinary items              $12,691              $40,291                 $31,499              $60,373
      Add:
        Portion of rents representative
          of the interest factor                             218                  221                     462                  488
        Interest on indebtedness                          39,752               38,918                  78,826               76,997
                                                         -------              -------                --------             --------
          Earnings                                       $52,661              $79,430                $110,787             $137,858
                                                         =======              =======                ========             ========
      Fixed charges and preferred stock dividend:
        Interest on indebtedness                         $39,752              $38,918                 $78,826              $76,997
        Capitalized interest                                 990                1,517                   1,954                3,184
        Portion of rents representative
          of the interest factor                             218                  221                     462                  488
                                                        --------              -------                --------             --------
           Fixed charges                                  40,960               40,656                  81,242               80,669
                                                        --------              -------                --------             --------
      Add:
        Preferred stock dividend                           9,221                9,440                  18,629               18,879
                                                        --------              -------                --------             --------
           Combined fixed charges and
             preferred stock dividend                    $50,181              $50,096                 $99,871              $99,548
                                                        ========              =======                ========             ========
      Ratio of earnings to fixed charges                    1.29x                1.95x                   1.36x                1.71x
      Ratio of earnings to combined fixed charges
        and preferred stock dividend                        1.05                 1.59                    1.11                 1.38